Exhibit 5.2

[HARTER SECREST & EMERY LLP LETTERHEAD]

October 13, 2011

Calfee, Halter & Griswold LLP

1400 KeyBank Center

800 Superior Avenue

Cleveland, Ohio 44114-2688

Re:  The J. M. Smucker Company

        Indenture, Securities and Guarantees

Ladies and Gentlemen:

As counsel to The J. M. Smucker Company (the “Company”), you have asked us to deliver to you this opinion as to the specified matters of New York law relating to that certain Indenture (the “Indenture”) to be entered into by and between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”). A form of the Indenture has been included as an exhibit to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on even date herewith. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

1.	The Indenture, when executed and delivered by the Company and the Trustee, and the Securities, when issued in accordance with the Indenture, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Subsidiary guarantees of the Securities, if any, when issued in accordance with the Indenture, will be the valid and binding obligations of each such guaranteeing Subsidiary, enforceable against such guaranteeing Subsidiary in accordance with their terms.

The foregoing opinions are subject to (i) bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, and (ii) constitutional and public policy limitations and general principles of equity. In addition, we express no opinion as to (a) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture, or late payment charge, (b) whether the exercise of a remedy limits or precludes the exercise of another remedy, (c) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws, (d) the right to intervene in any legal proceeding, (e) the extent that

Calfee, Halter & Griswold, LLP

October 13, 2011

any time period exceeds the applicable statute of limitations, or (f) the effectiveness and enforceability of waivers of guarantor defenses, setoff, or statutory, regulatory or constitutional rights.

The foregoing opinions are based solely on a review of generally applicable laws of New York and not on the basis of any review of any orders, decrees, judgments or other determinations that may be specifically applicable to the Company.

For the purpose of rendering the foregoing opinions, we have examined only (i) the forms of the Indenture and proposed Supplemental Indenture, and (ii) your opinion of counsel, dated the date hereof (the “Calfee Opinion”). Other than our review of the foregoing documents, we have not reviewed any other documents or made any independent investigation whatsoever for the purposes of rendering the foregoing opinions, and we make no representation as to the scope or sufficiency of our document review for your purposes. With your permission, the foregoing opinions are qualified in all respects by the scope of such document examination.

In rendering the foregoing opinions, we have made such examination of New York laws as we have deemed relevant for the purposes hereof. We have not participated in any aspect of the negotiation, documentation or consummation of the transactions underlying or contemplated by, or entered into concurrently with, the Indenture or the Securities and we have not consulted with the directors, officers or management of the Company. Accordingly, we have, with your permission, assumed and relied, without independent investigation, upon, inter alia, (i) the due formation, existence and good standing of, and the truth, accuracy and completeness of the representations and acknowledgements contained in the Indenture and made by the respective parties thereto, (ii) the due authorization and execution of the Indenture by the respective parties thereto, (iii) the valid delivery of the Indenture by the respective parties thereto, (iv) the due authorization and execution of the Securities by the Company in accordance with the terms of the Indenture, (v) the valid delivery of the Securities by the Company in accordance with the terms of the Indenture, (vi) the authentication of the Securities by the Trustee in accordance with the terms of the Indenture, (vii) the full payment of the consideration for the Securities, (viii) the legality, validity and binding effect of the Indenture with respect to the Trustee, (ix) any action taken by any Person in connection with the performance or enforcement of the Indenture or the Securities to which it is a party being lawful, commercially reasonable and taken in good faith and such Person performing its obligations, or seeking to enforce its rights, under the Indenture and the only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (x) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as reproduced copies, and the authenticity of all such latter documents, (xi) each Supplemental Indenture issued pursuant to Article 9 of the Indenture and any Subsidiary guarantee issued pursuant to such Supplemental

Calfee, Halter & Griswold, LLP

October 13, 2011

Indenture, if any, being duly authorized, executed and delivered by all parties thereto in accordance with the Indenture, (xii) each Supplemental Indenture being in the form previously reviewed by us in connection with our review of the Indenture; (xiii) each of the guaranteeing Subsidiaries that is a party to any Supplemental Indenture receiving direct and indirect benefits from the financing arrangements contemplated by such Supplemental Indenture, and (xiv) the accuracy of the matters addressed in the Calfee Opinion.

We express no opinion with respect to compliance by the Company or any other party with the disclosure or anti-fraud requirements of the New York “blue sky” laws or the effect of any non-compliance with such requirements on the enforceability of the Indenture or the Securities.

We express no opinion herein as to any of the transactions underlying or contemplated by the Indenture or the Securities. Without limiting the generality of the foregoing, we express no opinion with respect to the financial terms of those transactions, the fairness of those terms to any person or entity, or the satisfaction of any fiduciary duties that may exist.

We express no opinion as to the law of any jurisdiction other than the law of the State of New York.

This opinion speaks only as of the date of its issue and may not be relied upon to the extent subsequent legislative actions or judicial decisions cause changes in the law which would affect the validity of this opinion if given at that time. We assume no responsibility to revise or amend this opinion in the event of such actions or decisions. This opinion is being issued and delivered solely for your benefit and may not be relied upon by any other person. You may rely on this opinion letter in issuing your opinion to the Company in connection with the Registration Statement.

Very truly yours,

/s/ Harter Secrest & Emery LLP